Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2012 THIRD QUARTER RESULTS AND UPDATES ITS 2012 BUSINESS OUTLOOK

BOISE, Idaho (July 30, 2012) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its third quarter ended June 30, 2012.

Highlights:

▪
Total revenues were $554.7 million for the quarter, 35.0% higher than revenues for the same period in the prior fiscal year.  Excluding the impact of the acquisition of the assets of Micro Beef Technologies, Ltd. (“Micro”) which was acquired on October 31, 2011, organic revenue growth was 18.5% in the United States and 20.2% in the United Kingdom for the quarter compared to the same period in the prior fiscal year.

▪	Selling, general and administrative (“SG&A”) expenses as a percentage of total revenues were 7.9% for the quarter, compared to 8.2% for the same period in the prior fiscal year.
▪	Operating income was $23.3 million for the quarter, 24.5% higher than operating income for the same period in the prior fiscal year.
▪
Net income was $14.5 million for the quarter, 27.3% higher than net income for the same period in the prior fiscal year.  Diluted earnings per share were $1.15 for the quarter, compared to $0.91 for the same period in the prior fiscal year.

▪	Internet sales to independent veterinary practices and producers in the United States grew by approximately 33% for the quarter compared to the same period in the prior fiscal year.
▪	Revenues from our veterinary pharmacy programs increased approximately 34% to $46.0 million for the quarter compared to the same period in the prior fiscal year.
▪	We added 12 new sales representatives during the quarter ended June 30, 2012 in the United States bringing our total number of field sales representatives to 308 and telesales representatives to 170.

“The results for the June quarter were again outstanding,” said Jim Cleary, President and Chief Executive Officer.  “We experienced revenue growth in all aspects of our business, including all of our sales regions and our team members continued to do an excellent job of serving our customers.  I am extremely pleased with the contribution that we had from Micro.  We continued to stay focused on strong execution and delivering great value for our customers and vendors.”

Quarter ended June 30, 2012 compared to quarter ended June 30, 2011

Total revenues increased 35.0% to $554.7 million for the quarter ended June 30, 2012, compared to $410.7 million for the quarter ended June 30, 2011.  Excluding the impact of the acquisition of the assets of Micro, organic revenue growth in the United States was 18.5% for the quarter ended June 30, 2012, compared to the same period in the prior fiscal year.  Revenues from the acquisition of Micro were $69.1 million for the quarter ended June 30, 2012.  Revenue growth in the United Kingdom was 16.7% for the quarter ended June 30, 2012, compared to the same period in the prior fiscal year, consisting of 20.2% organic growth and a decline of 3.5% related to foreign currency exchange.  Commissions decreased 29.6% to $4.6 million for the quarter ended June 30, 2012, compared to $6.5 million for the quarter ended June 30, 2011.  In the prior year quarter ended June 30, 2011, we earned a commission incentive from one of our vendors.  This commission incentive was earned at a substantially lower level in the quarter ended June 30, 2012.  Additionally, commissions declined due to the loss of a pet food line that we represented for most of fiscal year 2011 that we are not representing in fiscal year 2012, and a shift in commissions to buy-sell revenues for certain parasiticides.

Gross profit increased by 28.5% to $69.5 million for the quarter ended June 30, 2012, compared to $54.1 million for the quarter ended June 30, 2011.  Gross profit as a percentage of total revenues decreased to 12.5% for the quarter ended June 30, 2012, compared to 13.2% for the quarter ended June 30, 2011 primarily due to the decrease in commissions, as well as lower product margins partially offset by improved freight as a percentage of total revenues.  Vendor rebates for the quarter ended June 30, 2012 increased by $286,000 compared to the quarter ended June 30, 2011.

Operating income increased 24.5% to $23.3 million for the quarter ended June 30, 2012, compared to $18.7 million for the quarter ended June 30, 2011.  SG&A expenses increased 30.6% to $44.0 million for the quarter ended June 30, 2012, compared to $33.7 million for the quarter ended June 30, 2011.  The increase in SG&A expenses was primarily due to the addition of Micro and the added support for our revenue growth.  SG&A expenses as a percentage of total revenues were 7.9% for the quarter ended June 30, 2012, compared to 8.2% for the quarter ended June 30, 2011.

Net income increased 27.3% to $14.5 million for the quarter ended June 30, 2012, compared to $11.4 million for the quarter ended June 30, 2011.  Diluted earnings per share were $1.15 and $0.91 for the quarters ended June 30, 2012 and 2011, respectively, an increase of 26.4%.

Nine months ended June 30, 2012 compared to nine months ended June 30, 2011

Total revenues increased 33.2% to $1,523.7 million for the nine months ended June 30, 2012, compared to $1,144.0 million for the nine months ended June 30, 2011.  Excluding the impact of the acquisition of the assets of Micro, revenue growth in the United States was 18.5% for the nine months ended June 30, 2012, compared to the same period in the prior fiscal year.  Revenues from the acquisition of Micro, which was acquired on October 31, 2011, were $178.2 million for the nine months ended June 30, 2012.  Revenue growth in the United Kingdom was 13.2% for the nine months ended June 30, 2012, compared to the same period in the prior fiscal year, consisting of 15.2% organic growth and a decline of 2.0% related to foreign currency exchange.  Commissions decreased 19.6% to $12.7 million during the nine months ended June 30, 2012, compared to $15.8 million during the nine months ended June 30, 2011.  The decrease was due to the same reasons described above.

Gross profit increased by 28.0% to $198.7 million for the nine months ended June 30, 2012, compared to $155.1 million for the nine months ended June 30, 2011.  Gross profit as a percentage of total revenues was 13.0% for the nine months ended June 30, 2012, compared to 13.6% for the nine months ended June 30, 2011.  The decrease was due to a reduction in commissions and lower vendor rebates as a percentage of total revenues.  Vendor rebates for the nine months ended June 30, 2012 increased by approximately $613,000 compared to the nine months ended June 30, 2011.

Operating income increased 24.5% to $66.1 million for the nine months ended June 30, 2012, compared to $53.1 million for the nine months ended June 30, 2011.  SG&A expenses increased 29.5% to $125.8 million for the nine months ended June 30, 2012, compared to $97.2 million for the nine months ended June 30, 2011.  The increase in the SG&A expenses was due to the same reasons described above.  SG&A expenses as a percentage of total revenues were 8.3% for the nine months ended June 30, 2012, compared to 8.5% for the nine months ended June 30, 2011.

Net income increased 25.6% to $40.9 million for the nine months ended June 30, 2012, compared to $32.6 million for the nine months ended June 30, 2011.  Diluted earnings per share were $3.23 and $2.60 for the nine months ended June 30, 2012 and 2011, respectively, an increase of 24.2%.

As of June 30, 2012, we had $56.2 million outstanding on our credit facilities.  The increase in the outstanding balance on our credit facilities of $53.3 million from September 30, 2011 resulted from the acquisition of Micro.

Business Outlook

The Company estimates that for the fiscal year ending September 30, 2012, revenues will be from $2.050 billion to $2.065 billion, which represents growth of 31% to 32% compared to revenues in fiscal year 2011.  The Company estimates that diluted earnings per share will be from $4.14 to $4.20 per share, which represents growth of 22% to 24% compared to diluted earnings per share in fiscal year 2011.  The Company’s previous guidance for the fiscal year ending September 30, 2012 was revenues from $2.0 billion to $2.025 billion and diluted earnings per share of $3.96 to $4.06.

Conference Call

The Company will be hosting a conference call on July 30, 2012 at 11:00 a.m. eastern time to discuss in greater detail these results and its fiscal year 2012 business outlook.  Participants can access the conference call by dialing (877) 638-4561 and international callers can access the conference call by dialing (720) 545-0002.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through August 13, 2012 by calling (855) 859-2056 for calls within the United States or (404) 537-3406 for international calls using the passcode 94675194.  The conference call will also be available on the Company’s web site, www.mwivet.com.

MWI is a leading distributor of animal health products across the United States of America and United Kingdom. MWI sells both companion animal and production animal products including pharmaceuticals, vaccines, parasiticides, diagnostics, micro feed ingredients, supplies, pet food, capital equipment and nutritional products. MWI also is a leading innovator and provider of value-added services and technologies used by veterinarians and producers. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor rebate programs; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors; transitional challenges associated with acquisitions, including the failure to achieve anticipated synergies; vendor contracts or rebates based upon attaining certain growth goals;  changes in the way vendors introduce products to market; seasonality; unforeseen litigation; risks associated with our international operations; financial risks associated with acquisitions; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backorder of a significant product by one of our vendors; the timing and effectiveness of marketing programs offered by our vendors; the timing of the introduction of new products and services by our vendors; the ability to borrow on our credit line, extend the terms of our credit line or obtain alternative financing on favorable terms or at all; risks from potential increases in variable interest rates; the impact of tightening credit standards and/or access to credit on behalf of our customers and suppliers; a disruption caused by adverse weather or other natural conditions; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.
(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Three Months Ended June 30,		Nine Months Ended June 30,
Statements of Income	2012	2011	2012	2011
Revenues	$554,669	$410,736	$1,523,740	$1,144,022
Cost of product sales	485,150	356,649	1,325,089	988,877
Gross profit	69,519	54,087	198,651	155,145
Selling, general and administrative expenses	43,959	33,663	125,799	97,160
Depreciation and amortization	2,273	1,723	6,739	4,879
Operating income	23,287	18,701	66,113	53,106
Interest expense	(249)	(166)	(684)	(600)
Other income	241	167	771	581
Income before taxes	23,279	18,702	66,200	53,087
Income tax expense	(8,776)	(7,312)	(25,323)	(20,537)
Net income	$14,503	$11,390	$40,877	$32,550

Net income per share - diluted	$1.15	$0.91	$3.23	$2.60
Weighted average common
shares outstanding - diluted	12,662	12,526	12,638	12,507

			June 30,	September 30,
Condensed Consolidated Balance Sheets			2012	2011
Assets
Cash			$434	$606
Receivables, net			270,393	215,861
Inventories			242,474	170,065
Prepaid expenses and other current assets			6,973	10,079
Deferred income taxes			2,445	1,672
Total current assets			522,719	398,283

Property and equipment, net			34,297	25,209
Goodwill			61,449	49,041
Intangibles, net			38,832	24,894
Other assets, net			7,529	6,792
Total Assets			$664,826	$504,219

Liabilities
Credit facilities			$56,234	$2,907
Accounts payable			234,365	182,594
Accrued expenses and other current liabilities			20,181	16,385
Current portion of capital lease obligations			519	909
Total current liabilities			311,299	202,795

Deferred income taxes			6,839	5,989
Long-term debt and capital lease obligations			147	354
Other long-term liabilities			3,075	2,271

Stockholders' Equity			343,466	292,810

Total Liabilities and Stockholders' Equity			$664,826	$504,219